Exhibit 99.3

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2011 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2011 and the fiscal year ended December 31, 2010 of Level 3 Communications, Inc. (“Level 3”) have been prepared as if Level 3’s amalgamation with Global Crossing Limited (“Global Crossing”), and the assumptions and adjustments described in the accompanying notes herein had occurred on the dates specified below.  On April 10, 2011, Level 3 entered into a definitive agreement pursuant to which a subsidiary of Level 3 will, subject to the conditions in the agreement,  amalgamate with Global Crossing (the “Acquisition”).  For accounting purposes, the Acquisition will be considered an acquisition of Global Crossing by Level 3.

Under the terms of the amalgamation agreement, Global Crossing shareholders will receive 16 shares of Level 3 common stock for each share of Global Crossing common stock and convertible preferred stock owned at closing. On April 10, 2011, the date the amalgamation agreement was signed, Global Crossing had approximately 79 million common and preferred shares outstanding.  Including approximately 6 million shares reserved for outstanding share based compensation awards, Global Crossing had approximately 85 million common and preferred shares outstanding at March 31, 2011. The unaudited pro forma financial information reflects estimated aggregate consideration of approximately $4.3 billion for the Global Crossing acquisition, calculated as follows (in millions):

Number of Global Crossing common and preferred shares outstanding as of March 31, 2011*	85
Multiplied by exchange ratio per amalgamation agreement	16
Number of Level 3 shares to be issued*	1,360
Multiplied by price of Level 3 common stock*	$2.23
Estimated equity consideration	$3,033
Assumption of net debt as of March 31, 2011	$1,230
Estimated aggregate consideration*	$4,263

*The estimated purchase price has been determined based on the closing price of Level 3’s common stock on June 3, 2011.  Pursuant to the acquisition method of accounting, the final purchase price will be based on the number of Global Crossing shares outstanding and the price of Level 3’s common stock as of the closing date.  The above estimated aggregate consideration also includes an estimate of approximately 6 million Global Crossing shares reserved for the pre-combination portion of Global Crossing’s outstanding share based compensation awards to be assumed by Level 3. Assuming the maximum 200% payout for Global Crossing’s outstanding performance-based restricted stock unit awards, the number of Global Crossing shares to be assumed by Level 3 in connection with Global Crossing share based compensation would increase by approximately 1.9 million from the 6 million used in the preparation of the unaudited pro forma financial information, with an attendant increase in the aggregate purchase price.

After consideration of all applicable factors pursuant to the business combination accounting rules, the parties consider Level 3 to be the “accounting acquirer” for purposes of the preparation of the unaudited pro forma financial information included below because Level 3 is issuing its common stock to acquire Global Crossing (at a premium), the board of directors of the combined company will be composed principally of former Level 3 directors and the executive management team of the combined company will largely be led by current Level 3 executives, among other factors.

In order to consummate the Acquisition and to retire certain existing indebtedness of Global Crossing, Level 3 has entered into a financing commitment letter, described below, pursuant to which the Commitment Parties (as defined below) have committed, subject to customary conditions, to provide the financing to allow Level 3 to consummate the Acquisition and to refinance certain existing indebtedness of Global Crossing in connection with the consummation of the Acquisition. Level 3 is currently evaluating strategies for addressing Global Crossing’s outstanding debt at closing, which could take the form of any or a combination of tender offers, consent solicitations, redemptions, defeasance, satisfaction and discharge, change of control offers, and open market purchases.  Many of the foregoing options would require the payment of premiums and fees, and in particular certain of Global Crossing’s debt instruments currently are redeemable only at a make-whole premium.   The prepayment fee associated with the change of control premium discussed below represents the minimum that Level 3 would expect to pay in fees and expenses; however, depending on the methods Level 3 chooses to refinance that debt, the aggregate amount of premiums and fees could be materially greater.

The following unaudited pro forma financial information related to the Acquisition was prepared using the acquisition method of accounting for business combinations, and is based on the assumption that the Acquisition took place as of March 31, 2011 for the purpose of the Unaudited Pro Forma Condensed Combined Balance Sheet. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2011 and for the year ended December 31, 2010 are presented as if the Acquisition occurred on January 1, 2010.  Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to in this section as the notes. Certain reclassifications have been made relative to Global Crossing’s historical financial statements in order to present them on a basis consistent with those of Level 3.

In accordance with the acquisition method of accounting, the actual consolidated financial statements of Level 3 will reflect the Acquisition only from and after the completion date of the Acquisition.  Level 3 has not yet undertaken a detailed analysis of the fair value of Global Crossing’s assets and liabilities and will not finalize the purchase price allocation related to the Global Crossing acquisition until after the Acquisition is consummated.  Thus, the provisional measurements of fair value reflected are subject to change once the valuations are completed. The final valuation will change the allocation of the purchase price, which could significantly affect the fair value assigned to the assets acquired and liabilities assumed, with a corresponding adjustment to goodwill.

Acquisition-related costs include transaction costs such as legal, accounting, valuation and other professional services. Total acquisition-related transaction costs expected to be incurred by Level 3 are approximately $40 million.  The costs associated with these non-recurring activities do not represent ongoing costs of the fully integrated combined organization and are therefore not included in the Unaudited Pro Forma Condensed Combined Statements of Operations, but are included in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash and stockholders’ equity.  Acquisition-related costs recognized in the historical financial statements of Level 3 were less than $1 million in the three months ended March 31, 2011 and the twelve months ended December 31, 2010.  These charges were expensed in accordance with the acquisition method of accounting, and were reflected in selling, general and administrative expenses.  Level 3 expects to incur additional acquisition-related expenses associated with the Acquisition including additional integration activities.  Based on current plans and information, Level 3 expects to incur approximately $200 to $225 million of integration costs associated with the Acquisition, however the ultimate costs incurred may vary from these estimates.  For the purpose of the pro forma information, the estimated integration costs have been excluded as the timing and effects of these actions are too uncertain to meet the criteria for unaudited pro forma adjustments.

The unaudited pro forma information presented below has been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission.  The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Level 3 that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Level 3. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any operating efficiencies and cost savings that Level 3 may achieve with respect to combining the companies.   Synergies have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

Level 3 entered into certain transactions with Global Crossing prior to entering into the amalgamation agreement, whereby Level 3 received cash for communications services to be provided in the future which it accounted for as deferred revenue. As a result of the Acquisition, Level 3 can no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the Acquisition by $79 million, the amount of the unamortized deferred revenue balance on March 31, 2011.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the publicly-available historical consolidated financial statements and accompanying notes of Level 3 and Global Crossing.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 2011

(dollars in millions)	Historical Level 3	Historical Global Crossing	Pro Forma Adjustments		Pro Forma Financing Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$1,079	$265	$(40	)(a)	$268	(a)	$1,572
Restricted cash and securities	3	4	—		—		7
Receivables, net	295	356	—		—		651
Other	109	103	(11	)(e)	9	(a)	210

Total Current Assets	1,486	728	(51)		277		2,440
Property, Plant and Equipment, net	5,276	1,189	1,711	(d)	—		8,176
Restricted Cash and Securities	120	5	—		—		125
Goodwill	1,429	211	1,364	(d)	—		3,004
Other Intangibles, net	347	18	282	(d)	—		647
Other Assets, net	144	110	(4	)(e)	56	(a)	269
			(37	)(b)
Total Assets	$8,802	$2,261	$3,265		$333		$14,661

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$328	$353	$—		$—		$681
Current portion of long-term debt	449	89	—		(37	)(b)	501
Accrued payroll and employee benefits	39	69	—		—		108
Accrued interest	134	25	—		(24	)(a)	135
Current portion of deferred revenue	151	180	(9	)(c)	—		276
			(46	)(e)
Other	79	272	—		—		351
Total Current Liabilities	1,180	988	(55)		(61)		2,052

Long-Term Debt, less current portion	6,618	1,406	11	(a)	394	(b)	8,442
			13	(a)
Deferred Revenue, less current portion	737	337	(70	)(c)	—		814
			(190	)(e)
Other Liabilities	532	55	38	(f)	—		625
Total Liabilities	9,067	2,786	(253)		333		11,933

Stockholders’ Equity (Deficit):
Preferred stock	—	2	(2	)(i)	—		—
Common stock	17	1	13	(i)	—		31
Additional paid-in capital	11,649	1,444	1,575	(i)	—		14,668
Accumulated other comprehensive loss	(47)	(1)	1	(j)	—		(47)
Accumulated deficit	(11,884)	(1,971)	1,931	(k)	—		(11,924)

Total Stockholders’ Equity (Deficit)	(265)	(525)	3,518		—		2,728

Total Liabilities and Stockholders’ Equity (Deficit)	$8,802	$2,261	$3,265		$333		$14,661

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended December 31, 2010

(dollars in millions, except per share data)	Historical Level 3	Historical Global Crossing	Pro Forma Adjustments		Pro Forma Combined
Revenue

Communications	$3,591	$2,609	$(59	)(g)	$6,141
Coal Mining	60	—	—		60
Total Revenue	3,651	2,609	(59)		6,201
Costs and Expenses (exclusive of depreciation and amortization shown separately below)
Cost of Revenue
Communications	1,434	1,266	(40	)(g)	2,660
Coal Mining	56	—	—		56
Total Cost of Revenue	1,490	1,266	(40)		2,716
Depreciation and Amortization	876	337	77	(d)	1,290
Selling, General and Administrative			—	(h)
	1,373	943	(6	)(g)	2,310
Restructuring Charges	2	—	—		2
Total Costs and Expenses	3,741	2,546	31		6,318
Operating Income (Loss)	(90)	63	(90)		(117)
Other Income (Expense):
Interest income	1	2	—		3
Interest expense	(586)	(191)	3	(b)	(774)
Loss on extinguishment of debt, net	(59)	(6)	—		(65)
Other, net	21	(45)	—		(24)

Total Other Expense	(623)	(240)	3		(860)

Loss from Continuing Operations Before Income Tax	(713)	(177)	(87)		(977)
Income Tax Benefit	91	5	—	(l)	96

Net Loss from Continuing Operations	$(622)	$(172)	$(87)		$(881)

Shares Used to Compute Basic and Diluted Loss from Continuing Operations per Share (in thousands):	1,660,196	60,419	1,360,000	(i)	3,020,196

Basic and Diluted Loss from Continuing Operations per Share*	$(0.37)	$(2.91)			$(0.29)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

* Global Crossing Basic and Diluted Loss from Continuing Operations per Share was increased by $4 million of preferred stock dividends.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2011

(dollars in millions, except per share data)	Historical Level 3	Historical Global Crossing	Pro Forma Adjustments		Pro Forma Combined
Revenue
Communications	$914	$661	$(15	)(g)	$1,560
Coal Mining	15	—	—		15
Total Revenue	929	661	(15)		1,575
Costs and Expenses (exclusive of depreciation and amortization shown separately below)
Cost of Revenue
Communications	357	324	(10	)(g)	671
Coal Mining	15	—	—		15
Total Cost of Revenue	372	324	(10)		686
Depreciation and Amortization	204	80	23	(d)	307
Selling, General and Administrative			—	(h)
	357	253	(2	)(g)	608
Restructuring Charges	—	—	—		—
Total Costs and Expenses	933	657	11		1,601

Operating Income (Loss)	(4)	4	(26)		(26)
Other Income (Expense):
Interest income	—	—	—		—
Interest expense	(157)	(45)	1	(b)	(201)
Loss on extinguishment of debt, net	(20)	—	—		(20)
Other, net	3	18	—		21

Total Other Expense	(174)	(27)	1		(200)

Loss from Continuing Operations Before Income Tax	(178)	(23)	(25)		(226)
Income Tax Expense	(27)	(10)	—	(l)	(37)

Net Loss from Continuing Operations	$(205)	$(33)	$(25)		$(263)

Shares Used to Compute Basic and Diluted Loss from Continuing Operations per Share (in thousands):	1,681,184	60,755	1,360,000	(i)	3,041,184

Basic and Diluted Loss from Continuing Operations per Share*	$(0.12)	$(0.56)			$(0.09)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

* Global Crossing Basic and Diluted Loss from Continuing Operations per Share was increased by $1 million of preferred stock dividends.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)          Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Level 3 would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the Acquisition, the costs to integrate the operations of Level 3 and Global Crossing or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate publicly-available historical consolidated financial statements and accompanying notes of Level 3, and the separate historical consolidated financial statements and accompanying notes of Global Crossing that are incorporated by reference in this current report on Form 8-K. Certain reclassifications have been made to the historical presentation of Global Crossing’s financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet and relate primarily to accrued payroll and employee benefits, accrued interest, other current liabilities, and capital lease obligations. Certain reclassifications have been made to the historical presentation of Global Crossing’s financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Operations primarily related to cost of revenue; selling, general and administrative expenses; loss on extinguishment of debt; and other income, net.

The following unaudited pro forma adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. These adjustments give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined company.  As of the date of this Current Report on Form 8-K, Level 3 has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of Global Crossing’s assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Global Crossing’s accounting policies to Level 3’s accounting policies. However, as indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, Level 3 has made certain adjustments to the March 31, 2011 historical book values of Global Crossing’s assets and liabilities to reflect certain preliminary estimates of the fair values necessary to reflect adjustments required by the application of the acquisition method of accounting for business combinations. Any excess purchase price over the historical book values of Global Crossing’s net assets, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results will differ from these Unaudited Pro Forma Condensed Combined Financial Statements once Level 3 has determined the final purchase price for Global Crossing, has completed the valuation studies necessary to finalize the required purchase price allocations based on the tangible and intangible assets and liabilities of Global Crossing at the completion of the Acquisition, and has finalized any necessary adjustments from conforming accounting policies and further classification changes. The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary purchase price allocation and identifying any related impact there may be on the Unaudited Pro Forma Condensed Combined Financial Statements. There can be no assurance that the finalization of Level 3’s review will not result in material changes.

(2)          Basis of Preliminary Purchase Price Allocation

The acquisition of Global Crossing has been accounted for in accordance with the acquisition method of accounting. The following preliminary purchase price is based on Level 3’s preliminary estimates and is allocated to Global Crossing’s tangible and intangible assets and liabilities based on their estimated fair value as of March 31, 2011.  The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Acquisition and will be completed after the Acquisition is consummated.  Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in these pro forma financial statements.  Based on the closing price of Level 3’s common stock on June 3, 2011, the purchase price would be approximately $3.0 billion. The requirement to base the final purchase price on the number of Global Crossing shares outstanding and the price of Level 3’s common stock as of the closing date will likely result in a per share equity component different from the $2.23 assumed in these Unaudited Pro Forma Condensed Combined Financial Statements, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in these Unaudited Pro Forma Condensed Combined Financial Statements does not purport to represent what the actual consideration transferred will be when the Acquisition is completed. For example, an increase or decrease by 10% in the Level 3 common stock price as of the close of business on June 3, 2011 ($2.23 per share) would increase or decrease the consideration expected to be transferred by approximately $303 million, which would be reflected in these Unaudited Pro Forma Condensed Combined Financial Statements as an increase or decrease to goodwill.

Based upon a preliminary valuation, the total purchase price (as calculated in the manner described above) was allocated as follows:

(dollars in millions)	March 31, 2011
Assets:
Cash, cash equivalents, and restricted cash	$274
Accounts receivable	356
Other current assets	92
Property, plant and equipment, net	2,900
Goodwill	1,575
Identifiable intangibles	300
Other assets	69

Total Assets	5,566

Liabilities:
Accounts payable	(353)
Current portion of long-term debt	(89)
Accrued payroll and employee benefits	(69)
Accrued interest	(25)
Other current liabilities	(272)
Deferred revenue—Global Crossing	(202)
Other liabilities	(93)
Long-term Debt, less current portion	(1,430)

Total Liabilities	(2,533)

Total Estimated Equity Consideration	3,033
Deferred revenue—Level 3	(79)
Total Estimated Purchase Price	$2,954

Upon completion of the final fair value assessment after the Acquisition, Level 3 anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.  The initial estimates of the fair value of deferred revenue of Level 3 are subject to change and it is possible that any subsequent adjustments may result in a gain or loss on the settlement of the associated agreements.

The guidance related to business combinations outlines the methodologies for calculating acquisition price and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the acquisition date that do not meet certain re-measurement criteria be recorded in the statement of operations. Total acquisition-related transaction costs expected to be incurred by Level 3 are estimated to be approximately $40 million and as they are non-recurring, are reflected only in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash and stockholders’ equity.

The Unaudited Pro Forma Condensed Combined Financial Information does not reflect ongoing cost savings, operating synergies or revenue enhancements that Level 3 expects to achieve as a result of the Acquisition, the costs to integrate the operations of Level 3 and Global Crossing, or the costs necessary to achieve these cost savings operating synergies or revenue enhancements. The Acquisition is expected to create annualized operating cost synergies and capital expenditure savings.  Level 3 expects to recognize the operating cost savings from network expense savings and operating expense savings, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the combination of network platforms.  The synergy and cost savings estimates are forward-looking statements and are qualified by reference to the important disclosures set forth under “Forward-Looking Statements.”  Level 3 cannot assure you that these estimated synergies or cost savings will be achieved.

(3)          Accounting Policies

Upon completion of the Acquisition, Level 3 will continue its review of Global Crossing’s accounting policies. As a result of that review, Level 3 may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Level 3 is not aware of any differences that would have a material impact on the combined financial statements. The Unaudited Pro Forma Condensed Combined Financial Statements do not assume any differences in accounting policies.

(4)          Pro Forma Adjustments

(a)          Adjustment to record the cash received from acquisition-related financing discussed further below, net of payments which are estimated to be $1,518 million and are assumed to be made concurrent with or before completion of the Acquisition including $15 million of fees associated with the senior secured facility, $50 million of fees associated with the senior unsecured bridge facility, $40 million for Level 3’s estimated transaction costs, $1,389 million to retire Global Crossing’s short term and long term debt (including a $13 million prepayment fee associated with the change of control premium) excluding capital lease obligations, and $24 million of accrued interest. Level 3 is currently evaluating strategies for addressing Global Crossing’s outstanding debt at closing, which could take the form of any or a combination of tender offers, consent solicitations, redemptions, defeasance, satisfaction and discharge, change of control offers, and open market purchases.  Many of the foregoing options would require the payment of premiums and fees, and in particular certain of Global Crossing’s debt instruments currently are redeemable only at a make-whole premium.   The $13 million prepayment fee associated with the change of control premium represents the minimum that Level 3 would expect to pay in fees and expenses; however, depending on the methods Level 3 chooses to refinance that debt, the aggregate amount of premiums and fees could be materially greater.

(Dollars in millions)	Financing Adjustments
Proceeds from Level 3 financing activities	$1,750
Debt issuance costs of new Level 3 acquisition-related financing (Note 4b), short term	(9)
Debt issuance costs of new Level 3 acquisition-related financing (Note 4b), long term	(56)
Discount on new Level 3 acquisition-related financing (Note 4b)	(4)
Repayment of Global Crossing’s outstanding debt, excluding capital lease obligations ($1,365 million including net unamortized discount of $11 million)	(1,376)
Premium to retire Global Crossing’s debt	(13)
Payment of accrued interest on retirement of Global Crossing’s debt	(24)
Net proceeds from financing activities	$268

See note (i), below, regarding the possible cash effect of employee-related tax withholding obligations in connection with the vesting of Global Crossing restricted stock unit awards as a result of the Amalgamation.

(b)         On April 10, 2011, concurrently with the execution of the amalgamation agreement, Level 3 Financing, Inc., a subsidiary of Level 3 (“Level 3 Financing”), and Level 3 entered into a financing commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), and Citigroup Global Markets Inc. (together with Bank of America and Merrill Lynch, the “Commitment Parties”). The Commitment Letter was subsequently amended and restated on April 19, 2011, to add Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc., Credit Suisse AG and Credit Suisse Securities (USA) LLC as Commitment Parties.  The Commitment Letter provides for a senior secured term loan facility in an aggregate amount of up to $650 million (the “senior secured facility”).  The Commitment Letter also provides for a senior unsecured bridge facility up to $1.1 billion (the “bridge facility”), if up to $1.1 billion of senior notes or certain other securities (“debt securities”) are not issued by Level 3 Financing or Level 3 to finance the Acquisition on or prior to the closing of the Acquisition.  In lieu of drawing on the bridge facility, Level 3, through a subsidiary, issued $600 million of 8.125% Senior Notes due 2019 (“Senior Notes”) in June 2011 in a private offering and anticipates issuing other debt securities to finance a portion of the total consideration used to replace substantially all of Global Crossing’s short term and long term debt.  For the purpose of the Unaudited Pro Forma Condensed Combined Balance Sheet, Level 3 has assumed it (directly or though its subsidiaries) would borrow an aggregate of $1,750 million, comprised of a $650 million senior secured facility, $600 million in Senior Notes and $500 million of debt securities, to fund the replacement of substantially all of Global Crossing’s short term and long term debt, related transaction costs as part of the Acquisition, as well as for general corporate purposes.  In the Unaudited Pro Forma Condensed Combined Balance Sheet, the borrowings under the debt securities are presented as long-term debt under the assumption that Level 3 has the intent and ability (directly or though its subsidiaries) to place the remaining $500 million in debt securities.  Level 3 expects that the senior secured facility, Senior Notes and the debt securities will be incurred by Level 3 Financing or other Level 3 subsidiaries.  Level 3 expects that, subject to regulatory approval, the senior secured facility will be guaranteed and secured by the same entities that currently secure and guarantee (or that, following the Acquisition, will be required to secure and guarantee) its existing term loans and Level 3 expects that, subject to regulatory approval, the debt securities will be guaranteed by the same entities that guarantee (or that, following the Acquisition, will be required to guarantee) Level 3 Financing’s existing notes.

The adjustments to account for these financing activities are as follows:

	As of March 31, 2011
(Dollars in millions)	Current Portion of Long Term Debt	Long Term Debt, less Current Portion
Level 3’s historical debt balance	$449	$6,618
Global Crossing’s historical debt balance	89	1,406
Net unamortized discount on Global Crossing debt	—	11
Prepayment premium adjustment on Global Crossing debt	—	13
New loans to and debt issued by Level 3	—	1,750
Issuance discount on 8.125% Senior Notes due 2019		(4)
Repayment of Global Crossing’s debt	(37)	(1,352)
Total Debt Balance	$501	$8,442

For pro forma purposes, Level 3 assumes that all Global Crossing debt, except for capital lease obligations, has been replaced with the senior secured facility, Senior Notes and debt securities.  Level 3 estimates a decrease in interest expense of approximately $3 million in 2010 and a decrease of $1 million in the first three months of 2011 associated with the incremental debt Level 3 will issue in connection with the Acquisition after retiring Global Crossing’s existing debt.  The change in interest expense for such periods is based on a $650 million senior secured facility, which will accrue interest at LIBOR + 4% (with a LIBOR floor of 1.5%) with a 6 year maturity, $600 million in Senior Notes which will bear interest at 8.125% and were priced to investors at 99.264% of their principal amount and mature in 8 years and $500 million in debt securities assuming a 14% interest rate and a 7 year maturity.  For the purpose of the Unaudited Pro Forma Condensed Combined Statement of Operations, Level 3 used a rate of 5.5% based on a LIBOR floor of 1.5% included in the terms of the senior secured facility.  For the purpose of the Unaudited Pro Forma Condensed Combined Statement of Operations, it has been assumed that Level 3 drew down the senior secured facility and issued the debt securities and therefore incurred interest expense of approximately $164 million in 2010 and $41 million in the first three months of 2011.  This interest expense was offset by the elimination of Global Crossing’s interest expense due to the retirement of Global Crossings’ average outstanding debt of $1,336 million for the year ended December 31, 2010 and $1,352 million for the three months ended March 31, 2011, which corresponds to $167 million in interest expense in 2010 and $42 million in the first three months of 2011.

(Dollars in millions)	Twelve months ended December 31, 2010	Three months ended March 31, 2011
Global Crossing’s historical interest expense	$(167)	$(42)
Interest expense resulting from loans and other debt Level 3 will incur in connection with the Acquisition	164	41
Decrease in interest expense	$(3)	$(1)

Based on the LIBO Rate of 0.25% on June 3, 2011, an increase or decrease of 1% from the rate assumed on the senior secured facility would not change the pro forma interest expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2010 or the first three months of 2011 given the LIBOR floor of 1.5%.  An increase or decrease of 1% from the interest rate assumed on the debt securities would increase or decrease interest expense on the debt securities by $5 million and $1 million for the twelve months ended December 31, 2010 and the three months ended March 31, 2011, respectively.

Included in the interest expense is additional interest expense of approximately $9 million for the twelve months ended December 31, 2010 and $2 million for the first three months of 2011 for the amortization of debt issuance costs and issuance discount associated with the senior secured facility, Senior Notes and the debt securities that Level 3 will issue to finance a portion of the total consideration used to replace all of Global Crossing’s debt, excluding capital lease obligations.  Debt issuance costs associated with the three aforementioned debt and loan facilities were assumed to be approximately $65 million ($15 million of costs associated with the senior secured facility amortized over 6 years and $50 million associated with the Senior Notes and debt securities amortized over 8 and 7 years, respectively).  The Unaudited Pro Forma Condensed Combined Balance Sheet also includes an adjustment to reduce other assets by $37 million for the elimination of net deferred financing fees upon retirement of Global Crossing’s existing debt.

The actual interest expense that Level 3 expects to incur may vary from what is assumed in these Unaudited Pro Forma Condensed Combined Financial Statements and will depend on the actual timing and maturity profile of any further debt financing issued and the actual fixed/floating interest rate mix of any further debt financing and Level 3’s credit rating and market conditions, amongst other factors.  Any such variations may be significant.

(c)          Adjustment to remove the Level 3 deferred revenue attributable to Global Crossing contracts existing prior to the Acquisition.

(Dollars in millions)	March 31, 2011	Estimated Fair Value	Decrease
Current portion of deferred revenue	$9	$—	$9
Deferred revenue, less current portion	70	—	70

Any subsequent adjustments of the fair value of deferred revenue may result in a gain or loss on the settlement of the associated agreements.

(d)         Adjustments to reflect the components of the preliminary estimates of the fair value of assets to be acquired by Level 3 at the completion of the Acquisition.

(Dollars in millions)	Estimated Fair Value at March 31, 2011	Estimated Useful Lives (Years)
Property, Plant and Equipment	$2,900	2 — 40 years
Customer Relationships	219	10 years
Trademark and trade names	81	Indefinite
Goodwill	1,575	Indefinite

The preliminary estimates of the fair value assigned to property, plant and equipment reflects appreciation from Global Crossing’s discounted historical cost basis resulting from fresh start accounting adjustments it recorded during 2004 and 2005.  Adjustments to reflect fair values were estimated by Level 3 management based on a market approach, considering factors such as network capacity utilization, dark fiber, and estimated useful lives, amongst others.

As of the effective date of the Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any synergies will be achieved. The consideration of synergies has been excluded because they do not meet the criteria for these pro forma adjustments.   For purposes of the preliminary allocation, Level 3 has estimated a fair value for Global Crossing’s intangible assets related to trademark and trade names and customer relationships based on the net present value of the projected income stream of those intangible assets.  Goodwill, trademark and trade names are not amortized.

The Unaudited Pro Forma Condensed Combined Statements of Operations have been adjusted to reflect the corresponding adjustments to Global Crossing’s acquired tangible and intangible assets.

(Dollars in millions)	Twelve months ended December 31, 2010	Three months ended March 31, 2011
Global Crossing’s historical depreciation and amortization	$(337)	$(80)
Depreciation and amortization after fair value adjustments associated with acquired assets	414	103
Increase in depreciation and amortization expense	$77	$23

A 10% change in the allocation between these intangible assets and goodwill would result in a change in annual amortization expense of approximately $2 million in the first full year and would not cause Level 3’s pro forma basic and diluted loss from continuing operations per common share to change.

(e)          Adjustment to record the differences between the estimated fair values and the historical carrying amounts of Global Crossing’s deferred revenues including the elimination of deferred revenue balances where no future performance obligation exists and deferred revenue attributable to Global Crossing contracts with Level 3 existing prior to the Acquisition.  Global Crossing had certain deferred revenues on its balance sheet associated with sales of capacity leases, prepaid services and installation activities as well as deferred installation costs included in other assets on its balance sheet. These deferred balances arise from Global Crossing receiving up-front payments and incurring up-front costs while recognizing the related revenue and expense over the estimated life of the associated contract.  The estimated fair value of deferred revenue represents amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed in the transaction. The estimated amounts presented for purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet are based upon the deferred revenue and other asset balances of Global Crossing as of March 31, 2011.  Revenue is not impacted by the fair value adjustment of deferred revenue.

(Dollars in millions)	March 31, 2011	Estimated Fair Value	Decrease
Current portion of deferred revenue	$180	$134	$46
Deferred Revenue, less current portion	337	147	190
Other deferred installation costs included in Current Assets, Other	11	—	11
Other deferred installation costs included in Other Assets	4	—	4

(f)            As of the completion date of the Acquisition, Level 3 will provide deferred taxes adjustments as part of the accounting for the Acquisition, primarily related to the estimated fair value adjustments for acquired intangibles due to Level 3’s net operating loss position.

The pro forma adjustment to record the effect of deferred taxes and other adjustments was computed based on an estimated post-Acquisition effective tax rate of 39% as follows:

(Dollars in millions)	Adjustment as of March 31, 2011
Deferred tax liabilities associated with fair value of indefinite-lived assets of Global Crossing acquired	$38

(g)         Adjustment to eliminate the historical intercompany transactions between Level 3 and Global Crossing.  The elimination of intercompany revenue is higher than the cost of revenue elimination as Global Crossing accounted for certain transactions as capital transactions and no adjustment was included in depreciation due to the fair value adjustment on the related property, plant and equipment.

(h)         On the date of completion of the Acquisition, all outstanding employee stock option awards of Global Crossing will be exchanged for Level 3 options and all restricted stock units of Global Crossing vest and will be converted into Level 3 shares in accordance with the terms of the amalgamation agreement. Expense associated with the vesting and conversion will be recognized in selling, general and administrative expenses.

(i)             Adjustment to reflect the elimination of Global Crossing’s common and preferred shares outstanding, net of the assumed issuance of common shares as a result of the Acquisition calculated by multiplying Global Crossing’s common and preferred shares outstanding by the exchange ratio of 16 Level 3 common shares per Global Crossing common and preferred share.  Preferred stock dividends have been eliminated on the Unaudited Pro Forma Condensed Combined Statements of Operations.

(Dollars in millions)	Adjustments as of March 31, 2011
Eliminate Global Crossing preferred stock	$(2)

Issue 1,360 million shares of Level 3 common stock	$14
Eliminate Global Crossing common stock	(1)
Adjustment to common stock	$13

The related adjustment to additional paid-in capital for the aforementioned changes in common and preferred stock is as follows:

(Dollars in millions)	Adjustments as of March 31, 2011
Total estimated equity consideration	$3,033
Elimination of Global Crossing additional paid-in capital	(1,444)
Common stock	(14)
Adjustment to additional paid-in capital	$1,575

No adjustment has been made to reflect the potential effect on share capital and cash associated with the satisfaction of withholding taxes that will be due in connection with the vesting of Global Crossing’s outstanding restricted stock unit awards and conversion into Level 3 common shares that will occur upon consummation of the Amalgamation.  Assuming the maximum 200% payout for Global Crossing’s outstanding performance-based restricted stock units, approximately 6.9 million total restricted stock units will vest and approximately 45 percent of the value of the resultant shares will need to be remitted to tax authorities on behalf of the employees receiving that compensation to satisfy tax withholding obligations.  The method for how the tax withholding obligation will be satisfied has not yet been determined.  This obligation could be satisfied by (i) the affected employees selling shares on the open market, (ii) using Level 3’s cash on hand and Level 3 then would withhold a corresponding portion of the employees’ shares, or (iii) a combination of the employees selling shares in the open market and using cash on hand.

(j)             Adjustment to eliminate Global Crossing’s accumulated other comprehensive loss.

(k)          Adjustment to eliminate Global Crossing’s accumulated deficit, and to record estimated non-recurring acquisition costs of Level 3, as follows:

(Dollars in millions)	Adjustment as of March 31, 2011
Eliminate Global Crossing’s accumulated deficit	$1,971
Estimated Acquisition-related expenses (Note 4a)	(40)
Adjustment to accumulated deficit	$1,931

(l)             As of December 31, 2010, Level 3 had net operating loss carry forwards of approximately $5.9 billion for U.S. federal income tax purposes.  Given Level 3’s net loss position, income tax expense is primarily related to state and foreign income taxes and no adjustment for income taxes has been provided in the Unaudited Pro Forma Condensed Combined Statements of Operations.

Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary adjustments related to income taxes, and related deferred tax assets and liabilities. There can be no assurance that the finalization of Level 3’s review will not result in material changes.